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                              KEY ENERGY SERVICES, INC.
                             Two Tower Center, 20th Floor
                              East Brunswick, New Jersey



                                  As of July 1, 1999


James J. Byerlotzer
3 Auburn Court
Midland, TX 79705


                                 EMPLOYMENT AGREEMENT
                                  (this "Agreement")


Dear Jim:


     Key Energy Services, Inc., a Maryland corporation formerly known as Key Energy Group, Inc. (the "Company"), with its principal offices at the address set forth above, and you, an individual with your address set forth above agree as follows:

     1. EMPLOYMENT; TERM. The Company agrees to employ you, and you agree to devote your full time and best efforts to serve as the Company's Executive Vice President of Domestic Well Service and Drilling Operations, having those duties specified from time to time by members of the Company's senior management or the Company's Board of Directors (the "Board"). Your employment will commence effective as of July 1, 1999 (the "Commencement Date") and continue until the close of business on June 30, 2002, subject to extension as provided in this Section 1, unless earlier terminated in accordance with this Agreement (the "Initial Employment Period"). On each July 1, commencing with July 1, 2002, the term of your employment will be automatically extended for a period of twelve (12) months unless either you or the Company gives written notice to the other, no later than thirty (30) days prior to the relevant July 1, that such automatic extension shall not occur. The Initial Employment Period, together with any extensions, until termination in accordance herewith is referred to herein as the "Employment Period." You will, if elected, serve as an officer and/or director of the Company and its subsidiaries and perform all duties incident to such offices.

     2. SALARY; BONUS; EXPENSES. During the Employment Period, the Company will pay a salary to you at the annual rate of not less than One Hundred Eighty-Five Thousand Dollars ($185,000) per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly. For each fiscal year of the Company commencing after June 30, 1999, you shall

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     be eligible to participate in an incentive plan for the Company's executives, key employees and other persons involved in the business of the Company and its subsidiaries (the "Incentive Plan") and in the Company's stock-based incentive plans outstanding from time to time. Under the Incentive Plan, you shall be eligible to earn a cash bonus, in an amount to be determined by the senior management of the Company or the Board based upon the level of achievement of certain goals to be mutually established by you and the senior management of the Company (subject to Board approval). You will be reimbursed by the Company for reasonable travel, lodging, meals and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company's policies from time to time in effect.

     3. VACATIONS; BENEFITS. You will be entitled during the Employment Period to (i) not less than 15 vacation days per calendar year (prorated for any partial year of service) and (ii) such other fringe benefits, including, without limitation, group medical and dental, life, executive life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its senior management.

     4. TERMINATION AND SEVERANCE. In the event your employment hereunder is terminated (i) by the Company for Cause (defined below) or (ii) by you for any reason other than Good Reason (defined below), the Company shall have no further obligations to you except that you will be entitled to receive
     (x) any accrued but unpaid salary through your termination date and (y) any expense reimbursements owed you through the date of termination. In the event your employment hereunder is terminated (i) by the Company other than for Cause (including your death or Disability (defined below)), (ii) by you for Good Reason or (iii) automatically as a result of the Company's providing notice to you that automatic extension of the Employment Period shall not occur, you will be entitled to receive severance compensation equal to two (2) times your Base Salary in effect on the termination date, payable in arrears, in twenty-four (24) equal monthly installments commencing at the end of the calendar month in which the termination date occurs; PROVIDED, HOWEVER, that (A) in the event your employment should be terminated by the Company other than for Cause (including your death or Disability) within six months following a Change of Control (defined below) or in anticipation of a Change of Control, the severance compensation referred to above shall be paid in one lump sum on the date of such termination, and (B) in the event your employment should be terminated by the Company as a result of your Disability, then the severance compensation referred to above shall be reduced by the amount of any disability insurance proceeds actually paid to you or for your benefit during the said time period. As used in this Agreement, the term "Cause" shall mean (i) the willful and continued failure by you to substantially perform your duties hereunder (other than any such willful or continued failure resulting from your incapacity due to physical or mental illness or physical injury), (ii) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise, (iii) your conviction of a felony by a court of competent jurisdiction, (iv) the material breach of any of the provisions hereof, or

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     (v) the material violation of any of the Company's policies, rules or regulations from time to time in effect. As used in this Agreement, the term "Change of Control" shall have that meaning set forth in the Key Energy Group, Inc. 1997 Incentive Plan. As used in this Agreement, the term "Disability" means total and permanent disability rendering you unable to perform your obligations and duties hereunder by reasons of physical or mental illness or injury. As used in this Agreement, the term "Good Reason" means the Company requiring you to perform your duties hereunder at a permanent location outside the State of Texas.

     5. LIMITATION ON COMPETITION. During the Employment Period, and for an additional period (the "Non-Compete Period") of (i) twenty four (24) months after your termination if you ARE entitled to receive severance compensation pursuant to Section 4 hereof, or (ii) twelve (12) months after your termination if you ARE NOT entitled to receive severance compensation pursuant to Section 4 hereof, you shall not, directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, lender, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services (which for the purposes hereof shall include drilling oil and gas wells) in any of the onshore oil or gas producing regions in the continental United States and Argentina or in any other oil or gas producing region throughout the world in which the Company or any of its subsidiaries conduct their business or operations during the Employment Period or the Non-Compete Period (a "Competing Enterprise"); PROVIDED, HOWEVER, that you shall not be deemed to be participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market. In addition, during the Employment Period and the Non-Compete Period, you shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise or to otherwise leave the employ of the Company. You hereby agree and acknowledge that a portion of the consideration to be paid by the Company to you pursuant to this Agreement is consideration for your covenants under this Section 5 and such consideration is fair and adequate whether or not you receive any severance compensation pursuant to Section 4 hereof.

     6. PRIOR EMPLOYMENT AGREEMENTS TERMINATED. Effective as of the Commencement Date, any and all prior agreements and understandings between you and the Company and any of its subsidiaries or affiliates regarding your employment relationship therewith, whether written or oral, including without limitation that certain employment agreement dated as of November 13, 1998 (the "Prior Employment Agreement") between you and the Company, are hereby terminated and of no further force or effect; provided that the following agreements are NOT so terminated and remain in full force and effect: (i) that certain Confidential Separation and Release Agreement dated as of November 13, 1998 between you and the Company and (ii) the agreements referred to in Section 16 thereof (other than the Prior Employment Agreement).

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     If this Agreement correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Agreement in the space for that purpose below.



                                       KEY ENERGY SERVICES, INC.



                                       By: /s/ Francis D. John
                                          --------------------------------
                                          Francis D. John
                                          PRESIDENT


ACCEPTED AND AGREED:


/s/ James J. Byerlotzer
-----------------------------
James J. Byerlotzer